As filed with the Securities and Exchange Commission on December 1, 2009
                                                        Registration No. 333-



                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                     FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                             VITAL PRODUCTS, INC.
           (Exact name of registrant as specified in its charter)

          Delaware                                       98-0464272
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification No.)



245 Drumlin Circle                                       L4K 3E4
Concord Ontario, Canada                                 (Zip Code)
(Address of principal executive offices)


                             Vital Products, Inc.
                      November 2009 Stock Option Plan
                         (Full title of the plans)

Michael Levine                                          Copy to:
Principal Executive Officer                       Amy M. Trombly, Esq.
Vital Products, Inc.                             Trombly Business Law
245 Drumlin Circle                           1320 Centre Street, Suite 202
Concord Ontario, Canada L4K 3E4                    Newton, MA 02459
(905) 482-0200                                       (617) 243-0060
(Name, address and telephone
  number of agent for service)






Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer []       Non-accelerated filer  []
Accelerated filer []             Smaller reporting company [X]


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                      CALCULATION OF REGISTRATION FEE

Title of       Amount        Proposed Maximum Proposed Maximum     Amount of
Securities to  to be         Offering Price   Registered Aggregate Registration
be Registered  Registered(1) per Share(2)     Offering Price (1)   Fee
-------------- -----------   ---------------  -------------------- ------------
Common Stock,
$0.0001 par
value          65,000,000       $ 0.0065       $ 422,500             $ 23.58

Total
Registration
Fee            65,000,000       $ 0.0065       $ 422,500             $ 23.58


(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Act"), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(C) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the-counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on November 25, 2009.

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                    ----------------------------------------

                               TABLE OF CONTENTS

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Item 1. Plan Information.......................................3

        Item 2. Registrant Information and Employee
                Program Annual Information.............................3
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

        Item 3. Incorporation of Documents by Reference................4

        Item 4. Description of Securities..............................4

        Item 5. Interests of Named Experts and Counsel.................4

        Item 6. Indemnification of Directors and Officers..............5

        Item 7. Exemption From Registration Claimed....................5

        Item 8. Exhibits...............................................5

        Item 9. Undertakings...........................................5

SIGNATURES ............................................................7

INDEX TO EXHIBITS

EXHIBIT 5.1

EXHIBIT 10.1
                    ________________________________________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by
Part I of Form S-8 has been omitted from this registration statement on Form S-8.

Item 2. Registrant Information and Employee Program Annual Information.

The registrant will provide without charge to each person to whom a copy of a
Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference. The registrant will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information should be directed to: Vital Products, Inc. 245 Drumlin Circle, Concord Ontario, Canada L4K 3E4 (905) 482-0200.

                                       3
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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference:

(a) The registrant's annual report on Form 10-K for the fiscal year ended July 31, 2009, filed on November 13, 2009, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended
     (the "Exchange Act").

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

The registrant is authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share.

Miscellaneous Rights and Provisions. There are no preemptive rights, subscription rights or redemption provisions relating to the shares and none of the shares carries any liability for further calls.

Dividends. Holders of shares are entitled to receive dividends in cash, property or shares when and if the Board of Directors declares dividends out of funds legally available therefore.

Voting. A quorum for any meeting of stockholders is a majority of shares then issued and outstanding and entitled to be voted at the meeting. Holders of shares are entitled to one vote, either in person or by proxy, per share.

Liquidation, dissolution, winding up. Upon the registrant's liquidation, dissolution or winding up, any assets will be distributed to the holders of shares after payment or provision for payment of all the registrant's debts, obligations or liabilities.

The registrant's common stock is quoted on the Over-the-Counter-Bulletin-Board.

Item 5. Interests of Named Experts and Counsel.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the registrant or was a promoter, underwriter, voting trustee, director, officer or employee of the registrant. No expert or counsel has any contingent based agreement with the registrant or any other interest in or connection to the registrant.

                                        4
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Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, authorizes the registrant to indemnify any director or officer, under certain prescribed circumstances, and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of the registrant if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The registrant's Amended and Restated Certificate of Incorporation, as amended, contains provisions relating to the indemnification of directors and officers and its By-Laws extends such indemnities to the full extent permitted by Delaware law.

The registrant may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which it could not indemnify such persons.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this registration statement.

Exhibit No.             Description

5.1             Opinion of Amy M. Trombly, Esq.

10.1 Vital Products, Inc. November 2009 Stock Option Plan, dated November 19, 2009 (filed herewith).

23.1            Consent of MSCM LLP.

23.2            Consent of Counsel (included in Exhibit 5.1 hereto).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

    1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

                                        5
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The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (section 230.424 of this chapter);

   (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

   (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1933 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                        6
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                                       SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Concord, Province of Ontario, Country of Canada, on the 1st day of December 2009.

                                           VITAL PRODUCTS, INC.

                                           By /s/ Michael Levine
                                           ---------------------------
                                           Michael Levine
                                           Principal Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                       TITLE                                   DATE


By:/s/ Michael Levine                                         December 1, 2009
-------------------------  President, Chief Executive Officer,-----------------
  Michael Levine           Chairman and Director

By:/s/ Henry Goldberg      Chief Financial Officer, Principal December 1, 2009
-------------------------  Accounting Officer and Director    -----------------
  Henry Goldberg

By:/s/ Bram Lecker         Director                           December 1, 2009
-------------------------                                     -----------------
  Bram Lecker

                                        7
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